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ALBUQUERQUE, N.M. and ATLANTA, Aug. 22 /PRNewswire/ --
RCA announced today that they have amended the terms of their merger agreement. The principal effect of the amendment is to change the number of shares of Sun common stock that will be issued for each share of RCA common stock from 0.68265 to 0.520. The boards of directors of Sun and of RCA have each approved the merger agreement amendment.

RCA has filed a Form 8-K indicating its intention to revise and restate its fiscal 1997 financial statements for the quarters ended Sept. 30, 1996, Dec. 31, 1996 and March 31, 1997. The aggregate effect of these adjustments on pretax income for these three quarters is expected to be approximately $13.5 million. The Form 8-K also announces the resignation of RCA's independent auditors. Both companies expect new auditors to be appointed promptly to ensure consummation of the merger on a timely basis.

Sun originally entered into separate merger agreements with RCA and Contour Medical, Inc. (Nasdaq SmallCap: CTMI) on Feb. 17, 1997. RCA also owns approximately 65 percent of the outstanding shares of Contour. There has been no change in the financial terms of the Contour merger agreement, which provides for the payment of cash and/or stock consideration with a value of $8.50 for each share of Contour common stock. Sun's merger agreement with Contour has been amended primarily to match the RCA amendment in extending the date after which either party may freely terminate the agreement from Sept. 30, 1997 to Nov. 30, 1997 (or, under certain circumstances, to Dec. 31, 1997). The parties now contemplate closing both transactions in the fourth quarter of 1997. The transactions are expected to be accretive to Sun's earnings in 1998.

Closing of the transactions is subject to the satisfaction of customary conditions. The RCA acquisition is intended to be accounted for as a pooling of interests. The Contour acquisition is intended to be accounted for as a purchase.

Headquartered in Albuquerque, N.M., Sun Healthcare Group, Inc. is a diversified international long-term care provider. Sun companies operate


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long-term care
facilities in the United States, the United Kingdom and Spain, and manage pharmacies that serve the nursing home industry. Sun subsidiaries also provide therapy services in the United States, fulfill the medical supply needs of nursing homes, and offer a comprehensive array of ancillary services for the healthcare industry.

Atlanta, Ga.-based RCA operates approximately 120 long-term care, independent and assisted living facilities located primarily in the southeastern United States. Contour Medical is a national provider of medical supplies for the long-term care industry.

Except for historical information, all other matters in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to those detailed from time to time in Sun's SEC filings, including Sun's annual report on Form 10-K for the fiscal year ended Dec. 31, 1996 and its Form 10-Q for the quarter ended June 30, 1997.